Exhibit 99.1

Contact: Meghan Beringer, Senior Director Investor Relations

Phone: 252-536-5651 | Email: MBeringer@myersind.com

Myers Industries Completes Sale of Myers Tire Supply

Strategic transaction advances Myers’ Focused Transformation

AKRON, OH (Aug. 31, 2026)—Myers Industries, Inc. (NYSE: MYE), a leading manufacturer of Products that Protect™, today announced it has entered into and completed an agreement to sell its Myers Tire Supply (MTS) North America business to Lion Equity Partners, a Denver-based private equity firm specializing in corporate divestitures. Under the terms of the agreement, Myers will receive $30 million, subject to certain customary post-closing adjustments for cash, indebtedness, net working capital, and transaction expenses. The definitive transaction agreement will be filed with the Securities and Exchange Commission as an exhibit to the Company's Current Report on Form 8-K.

The sale advances Myers’ Focused Transformation into a manufacturer of engineered resin and composite products serving critical infrastructure, industrial, consumer, food and beverage, and vehicle end markets. The transaction strengthens Myers' balance sheet and enables the Company to concentrate resources on its core businesses and growth platforms.

Myers Industries President and CEO Aaron Schapper commented, “The completion of this transaction is a defining step in our ongoing transformation. By sharpening our focus on our core specialty engineered products, we are better positioned to drive long-term growth and create value for our shareholders.”

“We also want to recognize the important role Myers Tire Supply has played throughout our history,” he added. “We are grateful for the dedication of the MTS team and the trusted relationships they have built with customers and the rest of the Myers team over many decades. We believe the business is well positioned for its next phase of growth under Lion Equity Partners’ ownership.”

“Myers Tire Supply has built a highly trusted brand through decades of exceptional service and commitment to its customers,” said Jim Levitas, Managing Partner at Lion Equity. “We are excited to partner with the team to carry this legacy forward and support the company in its next chapter of growth.”

KeyBanc served as exclusive financial adviser and Vorys, Sater, Seymour and Pease, LLP, served as exclusive legal adviser in the sale of Myers Tire Supply.

About Myers Tire Supply

Founded in 1933, Myers Tire Supply is a leading distributor of tools, equipment, and supplies for the tire, wheel, and under-vehicle service industry, serving tire dealers, automotive service centers, commercial fleets, retreaders, and other transportation-related customers throughout North America. MTS employs 233 people nationwide. Of these, approximately 77 are based at the company’s headquarters in Akron, Ohio, with the remainder located across the country in remote sales roles and across four distribution centers.

About Lion Equity Partners

Headquartered in Denver, Colorado, Lion Equity Partners is an operations-focused private equity firm specializing in corporate divestitures and special situations. Lion Equity’s investment strategy is centered on creating value in our portfolio companies through a combination of operational improvements, organic growth, and strategic add-on acquisitions. The firm leverages its strategic, financial, and operational expertise to build businesses that will create long-term value for all stakeholders.

About Myers Industries

Myers Industries Inc., based in Akron, Ohio, is a leading manufacturer of sustainable plastic and metal Products that Protect™ for Consumer, Vehicle, Food & Beverage, Industrial, and Infrastructure end markets. Myers Industries has a rich history that is built on strong brands and innovative products. Through years of continuous product development and strategic acquisitions, the company has established itself as a leading diversified industrial company, providing customers with critical solutions that deliver exceptional value. Visit myersindustries.com to learn more.

Caution on Forward-Looking Statements

Statements in this release include “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including information regarding the Company’s financial outlook, future plans, objectives, business prospects and anticipated financial performance. Forward-looking statements can be identified by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” or variations of these words, or similar expressions. These forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on the Company’s current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, these statements inherently involve a wide range of uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. The Company’s actual actions, results, and financial condition may differ materially from what is expressed or implied by the forward-looking statements.

Specific factors that could cause such a difference on our business, financial position, results of operations and/or liquidity include, without limitation, raw material availability, increases in raw material costs, or other production costs; risks associated with our strategic growth initiatives or the failure to achieve the anticipated benefits of such initiatives; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; operational problems at our manufacturing facilities or unexpected failures at those facilities; future economic and financial conditions in the United States and around the world, including the impacts of U.S. and foreign tariff policies; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; unforeseen events, including natural disasters, unusual or severe weather events and patterns, public health crises, geopolitical crises, and other catastrophic events; our ability to successfully execute our announced intended divestiture of the Myers Tire Supply business; and other risks and uncertainties detailed from time to time in the Company’s filings with the SEC, including without limitation, the risk factors disclosed in Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. Given these factors, as well as other variables that may affect our operating results, readers should not rely on forward-looking statements, assume that past financial performance will be a reliable indicator of future performance, nor use historical trends to anticipate results or trends in future periods. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company expressly disclaims any obligation or intention to provide updates to the forward-looking statements and the estimates and assumptions associated with them.

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